Exhibit 99.2

N E W S R E L E A S E
For additional information: Terence R. Rogers, VP Finance and Treasurer 773.788.3720

RYERSON POSTPONES ANNUAL MEETING OF STOCKHOLDERS

Chicago, IL, March 6, 2007 - Ryerson Inc. (NYSE: RYI) announced today that it is postponing its 2007 annual meeting of stockholders, originally scheduled for May 11, 2007. As previously announced, the Board, with the assistance of management and its financial adviser, is actively engaged in a process of reviewing strategic alternatives to maximize value for stockholders. This process includes comparing the Company’s strategic plan with other alternatives, including, but not limited to, a sale of the company, a business combination, a recapitalization or a share repurchase. As the process has progressed, the Board believes it is in the best interests of all stockholders to conduct a comprehensive and thorough process prior to holding the annual meeting. Ryerson will announce a new meeting date and record date for stockholders eligible to vote at the meeting at an appropriate time.

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Ryerson Inc.

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The Company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China.

Important Information

Ryerson Inc. plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with its 2007 Annual Meeting, and advises its security holders to read the Proxy Statement relating to the 2007 Annual Meeting when it becomes available because it will contain important information. Security holders may obtain a free copy of the Proxy Statement and any other relevant documents (when available) that Ryerson files with the SEC at the SEC’s web site at http://www.sec.gov. The Proxy Statement and these other documents may be accessed at www.ryerson.com or obtained free from Ryerson by directing a request to Ryerson Inc., ATTN: Investor Relations, 2621 West 15th Place, Chicago, IL 60608.

Certain Information Regarding Participants

Ryerson Inc., its directors and named executive officers may be deemed to be participants in the solicitation of Ryerson’s security holders in connection with its 2007 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Ryerson’s Annual Report on Form 10-K for the year ended December 31, 2005 and its proxy statement dated April 3, 2006, each of which is filed with the SEC. To the extent holdings of Ryerson equity securities have changed since the amounts reflected in the proxy statement, dated April 3, 2006, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.